Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2018 Results

Second Quarter Highlights:

•	Total Revenue Was $324 Million, Up 6 Percent
•	Diluted EPS of $0.71, Up 13 Percent; Non-GAAP EPS¹ Was $0.80
•	Adjusted EBITDA Margin¹ on Service Revenue¹ Was 11.9 Percent
•	Contract Awards Increased 74 Percent to $590 Million; TTM Contract Awards Were $1.6 Billion for a Book-to-Bill of 1.28x
•	Increased Business Development Spending Drives Record Pipeline of $5.7 Billion at Quarter-End

Company Raises 2018 Revenue and EPS Guidance by $50 million and $0.10; respectively

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— August 2, 2018-- ICF (NASDAQ:ICFI), global consultancy and digital services providers to government and commercial clients around the world, reported results for the second quarter ended June 30, 2018.

“Second quarter results showed good year-on-year growth across our government and commercial client sets and strong business development metrics that position ICF for future growth,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“In the second quarter, revenue growth from government clients was led by strong gains in our international government work. Both energy markets and marketing services were key drivers of second quarter commercial revenue growth, posting double-digit and high single-digit year-on-year increases, respectively. Similar to this year’s first quarter, we significantly increased our business development spending to fund capture and proposal activity around disaster recovery opportunities and are pleased with our success to date.  Revenues associated with recent disaster recovery contract wins are expected to significantly ramp up in the second half of the year. This growth will be enhanced by our acquisition of DMS Disaster Consultants, a 50-person disaster planning and recovery advisory firm, which we announced today and detailed in a separate release.

Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. EBITDA Margin and Adjusted EBITDA Margin are the non-GAAP measures divided by the appropriate revenue.  A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“This was a record second quarter of contract wins for ICF. Contract awards were broad-based across our client sets and increased 74 percent, primarily representing new business. At the end of the second quarter, our business development pipeline was a record $5.7 billion, up from $4.4 billion at the end of the prior quarter, setting the stage for continued growth,” Mr. Kesavan noted.

Second Quarter 2018 Results

Second quarter 2018 revenue was $324.3 million, a 5.8 percent increase from $306.4 million in the second quarter of 2017. Service revenue grew 2.7 percent year-over-year to $231.0 million. Net income was $13.6 million in the second quarter, up 14.1 percent from $11.9 million in the second quarter of 2017. Diluted earnings per share (EPS) amounted to $0.71, a 12.7 percent increase from $0.63 per diluted share in the prior year period.

Non-GAAP EPS increased 9.6 percent year-on-year to $0.80 per share in the second quarter of 2018, from $0.73 in the year-ago quarter. EBITDA1 was $27.3 million, compared to $29.3 million in the second quarter of 2017.   Adjusted EBITDA was $27.4 million compared to $29.9 million in last year’s second quarter. Second quarter 2018 adjusted EBITDA margin was 11.9 percent of service revenue compared to 13.3 percent in the 2017 second quarter.  Both EBITDA and adjusted EBITDA in the second quarter of 2018 were impacted primarily by significant marketing investments associated with pursuing disaster recovery opportunities.

Backlog and New Business Awards

Total backlog was $2.2 billion at the end of the second quarter of 2018. Funded backlog was $1.1 billion, representing approximately half of the total backlog. The total value of contracts awarded in the 2018 second quarter was $590 million, up 74 percent year-on-year, representing a book-to-bill ratio of 1.82.

Government Business Second Quarter 2018 Highlights

Revenue from government clients was $208.7 million, up 5.5% year-on-year.

•	U.S. federal government revenue was $138.9 million and accounted for 43 percent of total revenue, compared to 46 percent of total revenue in the second quarter of 2017.
•	U.S. state and local government revenue was $35.3 million and accounted for 11 percent of total revenue, compared to 12 percent of total revenue in the second quarter of 2017.
•	International government revenue was $34.5 million and accounted for 10 percent of total revenue, up from 7 percent in last year’s second quarter.

Key Government Contracts Awarded in the Second Quarter

ICF was awarded more than 80 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments. The largest awards have an aggregate value of more than $370 million and are listed below:

•

Disaster recovery: As previously disclosed in our 8-K filing, a professional services agreement with an authority of the government of Puerto Rico to provide disaster recovery grant claims review and disaster recovery project formulation services assistance related to Hurricanes Irma and Maria.

•

Technical assistance: A contract with the U.S. Agency for International Development to provide implementation support services and technical assistance to improve national diagnostic networks, laboratory systems, and disease surveillance mechanisms.

•	Cybersecurity services: A contract with the U.S. Air Force to provide comprehensive cybersecurity support across the U.S. Air Force enterprise.

•	Program support: Two task orders with the U.S. Department of Defense to provide strategic planning and program support to the Defense Security Service.
•

Technical assistance: A contract modification with the New Jersey Department of Community Affairs to provide ongoing regulatory compliance and construction management support related to Superstorm Sandy.

Select other government contract and task order wins with a value greater than $2 million included: additional funding to provide program support services for the Pennsylvania Department of Insurance; a recompete with the Connecticut Department of Public Health to provide support services related to the U.S. Centers for Disease Control’s Behavioral Risk Factor Surveillance Survey; and environmental planning services for a California county water resources agency and a western U.S. transit authority.

Commercial Business Second Quarter 2018 Highlights

•	Commercial revenue was $115.7 million, 6.5 percent above the $108.6 million in last year’s second quarter.
•	Energy markets, which includes energy efficiency programs for utilities, represented 48 percent of commercial revenue. Marketing services accounted for 43 percent of commercial revenues.

Key Commercial Contracts Awarded in the Second Quarter

Commercial sales were $144.0 million in the second quarter of 2018, and ICF was awarded more than 700 commercial projects globally during the period.

The Energy Markets contracts below have an aggregate value of over $10 million:

•	Contracts with a northeastern U.S. utility to support its residential energy efficiency programs and provide related services.
•	A contract extension with a midwestern U.S. utility to continue support for its residential energy efficiency programs.
•	Multiple task orders with a western U.S. utility to provide environment and planning services.

The Marketing Services contracts below have an aggregate value of over $70 million:

•	Multiple contracts and task orders with a U.S. health insurer to continue providing marketing support for its programs.
•	Two task orders with a U.S. hospitality company to provide support for its loyalty program.
•	Multiple task orders with a health, beauty, and home care products company to provide digital solutions services.
•	A contract with a U.S. healthcare association to provide digital strategy services.
•	Renewal of the retainer with the Belize Tourism Board to continue to provide marketing services.

Selected other commercial contract wins with a value of more than $1 million included: customer relationship marketing services for a large U.S. consumer packaged foods company; training development for a U.S. city airport system; marketing services for a North American fitness club chain; loyalty strategy for a U.K. telecommunications and internet service provider; environment and planning services for a western U.S. utility; energy efficiency program support for a southwestern U.S. utility; digital solutions services for a U.S. manufacturer of fluid-handling systems and products; advisory services for an aviation company; and customer strategy for a global e-commerce platform.

Dividend Payment

On August 2, 2018, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 16, 2018 to shareholders of record on September 7, 2018.

Summary and Outlook

“Our first half results, together with our funded backlog, and record pipeline levels have enhanced our visibility heading into the second half of 2018. Consequently, we are increasing our guidance for revenue and EPS for full year 2018.

“We now expect to report total revenue of $1.295 billion to $1.335 billion for full year 2018. The midpoint of our updated guidance is equivalent to 7.0 percent year-on-year growth. GAAP diluted EPS is expected to be in the range of $3.35 to $3.55, exclusive of any special charges.  Non-GAAP EPS is expected to range from $3.70 to $3.90.  Per-share guidance is based on a weighted average number of shares outstanding of 19.2 million.  Operating cash flow is expected to be in the range of $100 million to $110 million,” concluded Mr. Kesavan.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 5,500 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$324,315	$306,392	$627,095	$602,687
Direct costs	206,565	190,896	395,391	374,503
Operating costs and expenses:
Indirect and selling expenses	90,410	86,240	180,069	175,042
Depreciation and amortization	4,045	4,299	8,514	8,818
Amortization of intangible assets	2,270	2,749	4,514	5,483
Total operating costs and expenses	96,725	93,288	193,097	189,343

Operating income	21,025	22,208	38,607	38,841
Interest expense	(2,167)	(2,537)	(3,833)	(4,488)
Other (expense) income	(318)	226	(214)	335
Income before income taxes	18,540	19,897	34,560	34,688
Provision for income taxes	4,923	7,960	8,526	12,574
Net income	$13,617	$11,937	$26,034	$22,114

Earnings per Share:
Basic	$0.72	$0.64	$1.39	$1.17
Diluted	$0.71	$0.63	$1.36	$1.15

Weighted-average Shares:
Basic	18,806	18,775	18,738	18,840
Diluted	19,209	19,086	19,208	19,252

Cash dividends declared per common share	$0.14	$—	$0.28	$—

Other comprehensive (loss) income, net of tax	(3,317)	2,100	(1,708)	2,472
Comprehensive income, net of tax	$10,300	$14,037	$24,326	$24,586

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures (2) (Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Reconciliation of Service Revenue
Revenue	$324,315	$306,392	$627,095	$602,687
Subcontractor and other direct costs(3)	(93,330)	(81,446)	(172,212)	(157,980)
Service revenue	$230,985	$224,946	$454,883	$444,707

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$13,617	$11,937	$26,034	$22,114
Other expense (income)	318	(226)	214	(335)
Interest expense	2,167	2,537	3,833	4,488
Provision for income taxes	4,923	7,960	8,526	12,574
Depreciation and amortization	6,315	7,048	13,028	14,301
EBITDA	27,340	29,256	51,635	53,142
Acquisition-related expenses(4)	44	—	46	—
Special charges related to severance for staff realignment(5)	—	577	655	577
Special charges related to facilities consolidations and office closures(6)	—	21	—	1,719
Total special charges and adjustments	44	598	701	2,296
Adjusted EBITDA	$27,384	$29,854	$52,336	$55,438

EBITDA Margin Percent on Revenue(7)	8.4%	9.5%	8.2%	8.8%
EBITDA Margin Percent on Service Revenue(7)	11.8%	13.0%	11.4%	11.9%
Adjusted EBITDA Margin Percent on Revenue(7)	8.4%	9.7%	8.3%	9.2%
Adjusted EBITDA Margin Percent on Service Revenue(7)	11.9%	13.3%	11.5%	12.5%

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.71	$0.63	$1.36	$1.15
Special charges related to severance for staff realignment	—	0.03	0.03	0.03
Special charges related to facilities consolidations and office closures	—	—	—	0.10
Amortization of intangibles	0.12	0.14	0.24	0.28
Income tax effects on amortization, special charges, and adjustments(8)	(0.03)	(0.07)	(0.07)	(0.15)
Non-GAAP EPS	$0.80	$0.73	$1.56	$1.41

(2)

These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3)	Subcontractor and Other Direct Costs is equal to Direct Costs minus Direct Labor and Fringe Costs.
(4)	Acquisition-related expenses: These costs are mainly related to closed and anticipated to closed acquisitions, consisting primarily of consultant and other outside third-party costs.
(5)

Special charges related to severance for staff realignment: These costs are mainly due to either involuntary employee termination benefits for Company officers who have been terminated as part of a consolidation or reduction in operations.

(6)

Special charges related to facilities consolidations and office closures: These costs are exit costs associated with terminated leases or full office closures. These exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(7)	EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.
(8)	Income tax effects were calculated using an effective GAAP tax rate of 26.6% and 40.0%, and 24.7% and 36.3% for the three and six months ended June 30, 2018 and 2017, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,322	$11,809
Contract receivables, net	174,652	168,318
Contract assets	130,241	123,197
Prepaid expenses and other assets	16,393	11,327
Income tax receivable	12,134	5,596
Restricted cash - current	—	11,191
Total Current Assets	339,742	331,438
Property and Equipment, net	44,937	38,052
Other Assets:
Goodwill	693,027	686,108
Other intangible assets, net	33,437	35,304
Restricted cash - non-current	1,279	1,266
Other assets	22,129	18,087
Total Assets	$1,134,551	$1,110,255

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$63,705	$75,074
Contract liabilities	25,886	38,571
Accrued salaries and benefits	44,125	45,645
Accrued subcontractors and other direct costs	30,228	47,508
Accrued expenses and other current liabilities	24,891	17,572
Total Current Liabilities	188,835	224,370
Long-term Liabilities:
Long-term debt	243,645	206,250
Deferred rent	14,214	15,119
Deferred income taxes	34,831	33,351
Other	17,655	15,135
Total Liabilities	499,180	494,225

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,328,695 and 22,019,315 shares issued as of June 30, 2018 and December 31, 2017, respectively; 18,825,993 and 18,661,801 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	22	22
Additional paid-in capital	317,013	307,821
Retained earnings	456,358	434,766
Treasury stock	(130,446)	(121,540)
Accumulated other comprehensive loss	(7,576)	(5,039)
Total Stockholders’ Equity	635,371	616,030
Total Liabilities and Stockholders’ Equity	$1,134,551	$1,110,255

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash Flows from Operating Activities
Net income	$26,034	$22,114
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Non-cash equity compensation	5,347	5,361
Depreciation and amortization	13,027	14,301
Facilities consolidation reserve	(127)	1,625
Deferred taxes and other adjustments, net	1,339	4,421
Changes in operating assets and liabilities:
Contract assets and liabilities	(19,658)	(13,813)
Contract receivables, net	(5,971)	6,952
Prepaid expenses and other assets	(7,115)	(2,978)
Accounts payable	(11,283)	(9,953)
Accrued salaries and benefits	(1,378)	(3,375)
Accrued subcontractors and other direct costs	(17,280)	(6,550)
Accrued expenses and other current liabilities	3,757	(2,326)
Income tax receivable and payable	(7,315)	(5,441)
Other liabilities	(1,102)	6,307
Net Cash (Used in) Provided by Operating Activities	(21,725)	16,645

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(9,397)	(6,083)
Payments for business acquisitions, net of cash received	(11,838)	(91)
Net Cash Used in Investing Activities	(21,235)	(6,174)

Cash Flows from Financing Activities
Advances from working capital facilities	284,773	348,975
Payments on working capital facilities	(247,378)	(330,363)
Payments on capital expenditure obligations	(3,131)	(2,276)
Debt issue costs	(21)	(1,489)
Proceeds from exercise of options	3,533	2,431
Dividends paid	(2,635)	—
Net payments for stockholder issuances and buybacks	(8,597)	(25,253)
Net Cash Provided by (Used in) Financing Activities	26,544	(7,975)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(249)	366

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(16,665)	2,862
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	24,266	7,885
Cash, Cash Equivalents, and Restricted Cash, End of Period	$7,601	$10,747

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$3,641	$3,923
Income taxes	$11,490	$12,982

Non-cash investing and financing transactions:
Capital expenditure obligations	$6,121	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule (9)

Revenue by client markets	Three months ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Energy, environment, and infrastructure	41%	39%	41%	40%
Health, education, and social programs	41%	42%	41%	42%
Safety and security	8%	9%	8%	8%
Consumer and financial	10%	10%	10%	10%
Total	100%	100%	100%	100%

Revenue by client mix	Three months ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. federal government	43%	46%	43%	46%
U.S. state and local government	11%	12%	11%	12%
International government	10%	7%	10%	7%
Government	64%	65%	64%	65%
Commercial	36%	35%	36%	35%
Total	100%	100%	100%	100%

Revenue by contract mix	Three months ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Fixed-price	42%	40%	41%	39%
Time-and-materials	40%	42%	40%	43%
Cost-based	18%	18%	19%	18%
Total	100%	100%	100%	100%

(9)

As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. The client markets metric provides insight into the breadth of our expertise while the client mix metric is an indicator of the diversity of our client base. The contract mix metric provides insight in terms of the degree of performance risk we assume.